EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Torchlight Energy Resources, Inc. of our report dated March 16, 2020, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K for the year ended December 31, 2019 of Torchlight Energy Resources, Inc. Our report contains an explanatory paragraph regarding the company’s ability to continue as a going concern.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Briggs & Veselka Co.

Briggs & Veselka Co.
Houston, Texas

September 25, 2020